Exhibit 5.1

IPSCO Inc.
650 Warrenville Road
Suite 500
Lisle, Illinois 60532

August 11, 2005

IPSCO Inc.

650 Warrenville Road

Suite 500

Lisle, Illinois  60532

Re:                               IPSCO Inc. — Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Assistant General Counsel and Assistant Secretary of IPSCO Inc. (the “Corporation”).  In such capacity, I have acted as counsel for the Corporation in connection with the filing on the date hereof of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of 600,000 common shares of the Corporation (the “Common Shares”), issuable pursuant to the terms and in the manner set forth in the IPSCO Inc. Incentive Share Plan (the “Plan”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Act”).

In furnishing this opinion, I, or attorneys under my supervision, have participated in the preparation of the Registration Statement.  In addition, I, or attorneys under my supervision, have organized and examined such documents, legal opinions and precedents, corporate and other records of the Corporation and certificates of public officials and officers of the Corporation as I have deemed necessary or appropriate to provide a basis for the opinions set forth below.  In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as certified or photostatic copies.

On the basis of the foregoing, I am of the opinion that the Common Shares have been duly authorized by the requisite corporate action on the part of the Corporation and, when duly issued pursuant to the terms and in the manner set forth in the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to matters governed by the laws of the Province of Saskatchewan and the laws of Canada applicable therein.  This opinion letter is being furnished solely in connection with the filing of the Registration Statement and is not to be used, quoted, relied upon or otherwise referred to for any other purpose without my express written consent.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  In giving such consent, I do not concede that I am an expert within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

Very truly yours,

/s/ Michele T. Klebuc-Simes
Michele T. Klebuc-Simes
Assistant General Counsel and Assistant Secretary of IPSCO Inc.